Exhibit 10.18

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated the 7th day of March, 2019, is by and among Riverside Merchant Partners LLC (and its endorsees, transferees and assigns, collectively, the “Secured Party”), Jeffrey J. Raymond, Joseph J. Raymond, Peter Underwood, Demetrios Mallios, Brendan Rempel and George Kaufman, Philip Politiziner, Richard Cook, Stewart Martin and James D. Gardner (each, a “Stockholder,” and collectively, the “Stockholders”), and Jensyn Acquisition Corp., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, each Stockholder is the owner of the number of shares of common stock of the Company set forth on Exhibit A hereto (collectively, the “Shares”), which Shares are (a) held in escrow by Continental Stock Transfer & Trust Co., the Escrow Agent, pursuant to the terms of that certain Stock Escrow Agreement dated as of March 2, 2016 among the Stockholders, the Escrow Agent and the other signatories thereto (the “2016 Escrow Agreement”) and (b) subject to the restrictions set forth in letter agreements dated March 2, 2016 among each of the Stockholders and the Company (the “2016 Letter Agreements” and together with the 2016 Escrow Agreement are hereinafter collectively referred to as the “Escrow Agreements”);

WHEREAS, the Company has issued to the Secured Party a secured original issue discount promissory note of even date herewith in the principal amount of $265,000 (the “Note”);

WHEREAS, certain of the Stockholders, pursuant to that certain Stock Pledge and Escrow Agreement (the “Pledge Agreement”), have agreed to secure the performance by the Company of the Company’s obligations under the Note (collectively, the “Obligations”) by pledging the Shares owned by such Stockholders to the Secured Party;

WHEREAS, the Stockholders, as a further material inducement to Secured Party to purchase the Note, have agreed to secure the performance by the Company of the Company’s Obligations by entering into this Agreement;

WHEREAS, the Stockholders will derive a substantial benefit from the transactions described in the Note, Pledge Agreement and as set forth herein; and

NOW THEREFORE, in consideration of the mutual benefits derived herefrom and as security for the performance and payment of the Obligations, the parties hereby agree as follows:

1. VOTING.

1.1 Board of Directors and Other Stockholder Action.

(a) Director Elections. Upon the occurrence and continuance of an Event of Default (as defined under the Note), each of the Stockholders shall vote any and all shares of the Company’s capital stock held by such Stockholder from time to time or over which such Stockholder has control (the “Stockholder Shares”), and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise, subject to any applicable fiduciary duties owed to the Company), including without limitation calling meetings, attending and voting at meetings, executing a proxy to vote at any meeting, executing written consents to cause the election to the Company’s board of directors (the “Board”) of those persons designated by the Secured Party from time to time (each such person, the “Secured Party Designee” and collectively, all such persons, the “Secured Party Designees”) constituting a majority of the members of the Board; provided that (i) the election of such persons shall not be inconsistent with the rules of any securities exchange or trading market on which the Company’s common stock may then be listed for trading (any such rules, “Trading Rules”) and (ii) such persons have been designated during the Term (as defined below) of this Agreement. Without limiting the generality of the foregoing, but subject to the limitations set forth above, the Stockholders agree to take such action as may be necessary, in their capacity as stockholders or directors of the Company, to nominate such designees for election by the stockholders of the Company as a director, and to cause the Board to recommend that the stockholders of the Company vote in favor of such elections.

(b) Removal; Vacancy. The Stockholders agree to take such action as may be necessary, in their capacity as stockholders or directors of the Company, subject to the limitations set forth in Section 1.1(a), to remove any Secured Party Designee that is a member of the Board promptly after receipt of direction from the Secured Party that the Secured Party desires to have the Secured Party Designee removed from the Board. In no other event (unless required by their fiduciary duty, law or Trading Rules) will the Stockholders seek the removal of a Secured Party Designee. The Stockholders agree that (i) if the Secured Party has a right to designate one or more directors pursuant to Section 1.1(a) to fill a vacancy on the Board, whether such vacancy existed on the date of this Agreement or resulted from the removal of such director, and (ii) the Secured Party provides written notice of the identity of the Secured Party Designee, that they shall promptly take such action consistent with the provisions of this Agreement and the Company’s Bylaws to effect the election of the Secured Party Designee as soon as practicable, but in any event no later than five (5) days after written notice is provided by the Secured Party to the Company and the Stockholders, which action will be taken either at a subsequent stockholders’ or directors’ meeting or action by written consent of the stockholders or directors, subject to any fiduciary duties owed by such directors to the Company.

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(c) No Liability for Election of Recommended Director. None of the Stockholders, and no officer, director, stockholder, partner, employee or agent of any Stockholder, makes any representation or warranty as to the fitness or competence of any Secured Party Designee to serve on the Board by virtue of such Stockholder’s execution of this Agreement or by the act of such Stockholder in voting for such nominee pursuant to this Agreement.

(d) Other Stockholder Action. Upon the occurrence and continuance of an Event of Default (as defined under the Note), each of the Stockholders shall vote any and all Stockholder Shares held by such Stockholder from time to time or over which such Stockholder has control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise, subject to any applicable fiduciary duties owed to the Company), including without limitation calling meetings, attending and voting at meetings, executing a proxy to vote at any meeting, executing written consents to cause the approval, implementation, modification or termination of any matter or transaction recommended by the Secured Party Designees; provided that the applicable action shall not be inconsistent with the Trading Rules of any securities exchange or trading market on which the Company’s common stock may then be listed for trading.

1.2 Observer. In the event the Secured Party has not designated at least one director pursuant to Section 1.1(a) or at any time there is a vacancy in any such director position, the Secured Party shall have the right to appoint one observer (the “Observer”) to the Board by giving the Company no less than five (5) days written notice thereof. The Company shall invite the Observer to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give the Observer copies of all notices, minutes, consents, and other materials that it provides to its directors; provided however, that the Company reserves the right to withhold any information and to exclude the Observer from any meeting or portion thereof if (i) upon the advice of counsel, the Company determines that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; or (ii) access to such information or attendance at such meeting would reasonably be expected to result in disclosure of highly confidential proprietary information to the Observer, the disclosure of which would reasonably be expected to adversely affect the Company’s strategic or competitive position.

1.3 Covenants of the Company. Subject to any existing fiduciary duties, the Company agrees to use all reasonable efforts to ensure that the rights granted under this Agreement are effective and that the parties to this Agreement enjoy the benefits of such rights. Such actions include, without limitation, the use of the Company’s reasonable efforts to assist in the nomination and election of the directors as provided above. Subject to any existing fiduciary duties, the Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate, or reasonably requested by the Stockholders in order to protect the rights of the parties under this Agreement against impairment.

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1.4 Prohibition on Business Combination. If upon an Event of Default (as defined in the Note), the Secured Party or any of its successors or assigns exercises its right to cause the election or appointment of a majority of the Board pursuant to Section 1.1(a) of this Agreement, the Secured Party and the Company agree that the Company shall thereafter be prohibited from pursuing or completing a Business Combination (as that term is defined in the Company’s Amended and Restated Certificate of Incorporation) with Peck Electric Co. or any affiliate (as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended) of Peck Electric Co., and the Stockholders by majority vote (on a per capita basis) shall have the right to enforce such prohibition.

2. TERMINATION.

2.1 Events of Termination. This Agreement shall continue in full force and effect from the date hereof until the date (the “Term”) on which the Company has satisfied its Obligations in full under the Note for cash, or, if later, the date the transactions contemplated by this Agreement have been consummated.

3. MISCELLANEOUS.

3.1 Ownership Representations and Warranties.

(a) Stockholders. Each Stockholder represents and warrants to the Secured Party and the Company that (i) such Stockholder is the sole owner of its Stockholder Shares, (ii) such Stockholder, subject to the Escrow Agreements, owns its Stockholder Shares free and clear of liens or encumbrances that would restrict such Stockholder from voting its Stockholder Shares in accordance with this Agreement, and has not executed or delivered and will not execute or deliver at any time prior to the termination of this Agreement any proxy or has entered into or will enter into any other voting agreement or similar arrangement with respect to its Stockholder Shares other than one which has expired or terminated prior to the date hereof, and (iii) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b) Secured Party. The Secured Party represents and warrants to the Stockholders and the Company that such Secured Party has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Secured Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

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3.2 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation and enforcement of this Agreement shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or that such New York Courts are an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

3.4 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Secured Party, the Company and Stockholders holding in aggregate at least a majority of all Stockholder Shares held by all Stockholders. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee or successor of any such party whether or not any such party, successor or assignee entered into or approved such amendment.

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3.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties and the business agreement represented by such invalidated term, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.7 Additional Shares. In the event that subsequent to the date hereof any shares or other securities are issued on, or in exchange for, any of the Stockholder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Stockholder Shares for purposes of this Agreement.

3.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement. Facsimile copies hereof may be executed as counterpart originals.

3.9 No Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient; if not, then on the next business day, or (c) one business day after deposit with an internationally recognized overnight courier, specifying next day delivery, with verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.11 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings with respect thereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

Addresses:

COMPANY		800 West Main Street, Suite 204 Freehold, NJ 07728

Jensyn Acquisition Corp.

By:	/s/ Jeffrey J. Raymond
Name:	Jeffrey J. Raymond
Title:	President & Chief Executive Officer

STOCKHOLDERS		800 West Main Street, Suite 204
/s/ Jeffrey J. Raymond		Freehold, NJ 07728
Jeffrey J. Raymond

1964 Howell Branch Road, Suite 206
/s/ Joseph J. Raymond		Winter Park, FL 32792
Joseph J. Raymond

18 Rockingham Court
/s/ Peter Underwood		Manalapan, NJ 07726
Peter Underwood

1715 Highway 35, Suite 101
/s/ Demetrios Mallios		Middletown, NJ 07748
Demetrios Mallios

9 Meadow Avenue
/s/ Brendan Rempel		Monmouth Beach, NJ 07750
Brendan Rempel

17 State Street, 16th Floor
/s/ George Kaufman		New York, NY 10004
George Kaufman

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106 Via Florenza
/s/ Philip Politziner		Palm Beach Gardens, FL 33413
Philip Politziner

78 Dawson Village Way N, Suite 140-200
/s/ Richard Cook		Dawsonville, GA 30534
Richard Cook

1000 Corporate Drive, Suite 400
/s/ Stewart Martin		Fort Lauderdale, FL 33334
Stewart Martin

93 Wintergreen Drive,
/s/ James D. Gardner		Manalapan, NJ 07726
James D. Gardner

SECURED PARTY Riverside Merchant Partners LLC		1581 Franklin Ave., Garden City, NY 11530

By:	/s/ Matthew Kern
Name:	Matthew Kern
Title:	Chief Financial Officer

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EXHIBIT A

LIST OF STOCKHOLDERS

Name	Common Stock Held

Jeffrey J. Raymond	97,670
Joseph J. Raymond	107,670
Peter Underwood	107,670
Demetrios Mallios	37,906
Brendan Rempel	37,907
George Kaufman	37,907
Philp Politziner	17,000
Richard Cook	5,000
Stewart Martin	4,000
James D. Gardner	2,000

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